Exhibit 99.1

Collectors Universe Sets Record Revenues and Q1 Operating Income

Operating Income $4.6M, Revenue $20.2M

NEWPORT BEACH, CA – October 31, 2019 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today announced financial results for its first quarter of fiscal 2020.

Q1, 2020 versus Q1, 2019 Financial Highlights:

■	Revenues increased 16% to $20.2 million vs $17.5 million
■	Gross Profit Margin increased to 60% vs 59%
■	Operating expenses were unchanged at $7.5 million for both first quarters
■	Operating Margins increased to 23% ($4.6 million) vs 16% ($2.8 million)
■	Cash at September 30, 2019 increased to $21.3 million vs $19.2 million at June 30, 2019

Q1, FY 2020 Review:

■

In this year’s first quarter, revenues increased by 16% to an all-time quarterly high of $20.2 million and operating income increased to a first quarter high of $4.6 million as compared to last year’s first quarter revenues of $17.5 million and operating income of $2.8 million. In addition to the 16% revenue increase, the improved operating income reflected a higher operating margin of 23% as compared to 16% in last year’s first quarter. Cash increased to $21.3 million at September 30, 2019 from $19.2 million at June 30, 2019.

■

The revenue increase in the first quarter of fiscal 2020 was comprised of a $2.0 million, or 33%, increase in cards / autographs revenues and a $0.9 million, or 9%, increase in coin revenues. Cards / autographs revenues in this year’s first quarter represented a quarterly record for that business and the 36th of the past 37 quarters of year-over-year increases. The coin revenue increase included a $0.6 million increase in revenues from our overseas operations, including an increase of $0.2 million in China revenues, which increased to $1.3 million in the quarter.

■

The gross profit margin increased to $12.1 million or 60% of revenues in this year’s first quarter from $10.3 million or 59% of revenues in last year’s first quarter. In fiscal 2019, the gross profit margin was 58%.

■	Operating expenses were flat at $7.5 million in both first quarters but declined to 37% of revenues in this year’s first quarter as compared to 43% of revenues in last year’s first quarter.

■	Net income in this year’s first quarter was $3.6 million, or $0.40 per diluted share, as compared to $2.1 million, or $0.24, per diluted share in last year’s first quarter.

■

The Company’s cash position as of September 30, 2019 was $21.3 million, as compared to $19.2 million as of June 30, 2019. Net cash generated of $2.1 million in the quarter included $4.3 million of cash generated from operating activities, partially offset by $1.6 million used to pay cash dividends to stockholders, $0.5 million used for capital expenditures and capitalized software costs and $0.2 million used to paydown the Company’s term loan.

■	On October 22, 2019, we announced our quarterly cash dividend of $0.175 per share, which will be paid on November 29, 2019 to stockholders of record on November 15, 2019.

Collectors Universe, Inc.

Management Commentary:

Joseph J. Orlando, President and Chief Executive Officer, stated, “Collectors Universe started the fiscal year in strong fashion, finishing Q1 with an all-time record revenue performance. For the first time in our history, our company reached the $20 million revenue mark. This milestone performance comes on the heels of back-to-back strong performances in Q3 and Q4 last year. The momentum is a direct reflection of the management team’s decision to focus on fundamentals, and that approach has helped our 33-year old business reach new heights in recent times. In addition, our cash position improved year-over-year from $12.2 million to $21.3 million. All in all, we are off to a terrific start.”

Orlando continued, “PCGS revenue was up 9% year-over-year in Q1 and our bulk services led the way. While it did not impact our financial performance in the quarter, PCGS did sign an agreement in Q1 with the Naismith Memorial Basketball Hall of Fame to act its exclusive grading service. In the spring of 2020, the U.S. Mint will be releasing a commemorative coin, which celebrates the 60th anniversary of the museum. PCGS will work with the Hall of Fame on designing special labels to enhance the presentation and broaden the appeal of these collector items. Turning our sights to PCGS International, the company produced positive results in each of our three offices. The Shanghai, Hong Kong and Paris offices were up an additional $0.6 million combined compared to last year’s Q1. Our PCGS US Vintage and Show services revenues were down slightly versus last year in the same quarter, however, we had one fewer show scheduled this year.”

“The PSA and PSA/DNA business set another all-time quarterly revenue record for the division and surpassed last year’s Q1 revenue by roughly $2 million, a 33% increase year-over-year. PSA strong September finish represents the division’s 10th consecutive Q1 of top and bottom-line growth. Despite record output for the quarter, shipping over 735,000 total collectibles, the incoming submissions outpaced our throughput. Once again, PSA ended the quarter with an unprecedented submission backlog, the largest in the division’s history. Customer demand has never been higher for our services, and customer satisfaction is our priority.”

Outlook:

“Looking ahead to the second quarter, which is traditionally our seasonally slowest of the fiscal year, the management team is making a concerted effort to make further progress in building capacity. This includes maximizing existing resources, while preparing our operation for our busy modern coin season, which starts in January and extends into the spring. The Company also continues to look for additional sources of revenue that can assist in future growth.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, October 31, 2019 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-367-2403 or 334-777-6978, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through November 14, 2019 by dialing 888-203-1112 or 719-457-0820 and entering access code 2736166#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”) and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Collectors Universe, Inc.

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coins, and cards and autographs businesses, which historically have generated more than 90% of our total consolidated revenues and a substantial portion of our operating income, which make our operating results more vulnerable to conditions that could adversely affect those businesses, such as stagnation of precious metals prices that could adversely affect our coin revenues; the risk that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering services in newer geographic areas, such as Europe and Asia, or potentially investing in new lines of business, will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our financial performance and the cash needs of our business in the future.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-for our fiscal year ended June 30, 2019 which we filed with the Securities and Exchange Commission on August 28, 2019 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred, in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

Joseph Orlando

President and Chief Executive Officer

949-567-1170

Email: jorlando@collectors.com

Joseph Wallace

Senior Vice President and Chief Financial Officer

949-567-1245

Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2019	2018
Net revenues	$20,210	$17,495
Cost of revenues	8,101	7,202
Gross profit	12,109	10,293
Operating expenses:
Selling and marketing expenses	2,633	2,808
General and administrative expenses	4,839	4,658
Total operating expenses	7,472	7,466
Operating income	4,637	2,827
Interest income and other expense, net	71	3
Income before provision for income taxes	4,708	2,830
Provision for income taxes	1,095	699
Net Income	3,613	$2,131

Net income per share:
Basic	$0.40	$0.24
Diluted	$0.40	$0.24
Weighted average shares outstanding:
Basic	8,973	8,933
Diluted	9,060	8,962
Dividends declared per common share	$0.175	$0.175

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

ASSETS	September 30, 2019	June 30, 2019
Current assets:
Cash and cash equivalents	$21,300	$19,225
Accounts receivable, net of allowance of $80 and $72 at September 30, and June 30, 2019, respectively	2,694	2,408
Inventories, net	2,119	1,965
Prepaid expenses and other current assets	1,414	1,400
Total current assets	27,527	24,998

Property and equipment, net	7,025	7,259
Operating lease right-of-use assets	9,423	-
Goodwill	2,083	2,083
Intangible assets, net	2,343	2,329
Deferred income tax assets	561	561
Other assets	458	463
Total assets	$49,420	$37,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,294	$2,540
Accrued liabilities	1,861	1,873
Accrued compensation and benefits	3,015	4,095
Current portion of long-term debt	750	750
Operating lease liabilities, current	2,264	-
Income taxes payable	1,288	608
Deferred revenue	3,412	3,428
Total current liabilities	15,884	13,294

Long Term Debt	1,500	1,688
Operating lease liabilities, non-current	10,782	-
Deferred rent	-	3,764

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 9,231 and 9,153 issued and outstanding at September 30, and June 30, 2019, respectively.	9	9
Additional paid-in capital	87,607	87,343
Accumulated deficit	(66,362)	(68,405)
Total stockholders’ equity	21,254	18,947
Total liabilities and stockholders’ equity	$49,420	$37,693

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,613	$2,131
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	710	742
Stock-based compensation expense	264	263
Non-cash lease expense	(141)	-
Provision for bad debts	8	(6)
Provision for inventory write-down	2	4
Provision for warranty	41	112
Change in operating assets and liabilities:
Accounts receivable	(294)	277
Inventories	(156)	64
Prepaid expenses and other	(13)	418
Other assets	6	14
Accounts payable and accrued liabilities	713	(126)
Accrued compensation and benefits	(1,081)	(731)
Income taxes payable	680	693
Deferred revenue	(16)	(215)
Deferred rent	-	250
Net cash provided by operating activities	4,336	3,890

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(211)	(297)
Capitalized software	(279)	(194)
Net cash used in investing activities	(490)	(491)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under Term Loan	(188)	-
Dividends paid to common stockholders	(1,583)	(1,786)
Net cash used in financing activities	(1,771)	(1,786)

Net decrease in cash and cash equivalents	2,075	1,613
Cash and cash equivalents at beginning of period	19,225	10,581
Cash and cash equivalents at end of period	$21,300	$12,194

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$35	$37
Income taxes paid during the period	$376	$6